Exhibit 99.1

Arden Group, Inc.

CONTACT:	Patricia S. Betance
Assistant Secretary

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE

	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Fourth Quarter and Fiscal Year Earnings

LOS ANGELES, CA March 13, 2007 — Arden Group, Inc. (Nasdaq—ARDNA) today released its sales and income figures for the fourth quarter and fiscal year ended December 30, 2006.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

FOURTH QUARTER EARNINGS RELEASE

		Thirteen Weeks Ended		Fifty-Two Weeks Ended
		December 30,	December 31,	December 30,	December 31,
(In Thousands, Except Share and Per Share Data)		2006	2005	2006	2005
		(Unaudited)
Sales	(a)	$127,429	$124,169	$482,737	$470,354

Operating income	(b)	11,849	7,655	36,680	31,816

Interest, dividend and other income (expense), net	(c)	839	680	2,439	1,606

Income before income taxes		12,688	8,335	39,119	33,422

Income tax provision		5,125	3,349	15,895	13,571

Net income		$7,563	$4,986	$23,224	$19,851

Basic and diluted net income per common share	(d)	$2.34	$1.48	$7.16	$5.87

Weighted average common shares outstanding	(d)	3,227,927	3,379,002	3,241,805	3,381,051

(a)             Total and same store sales increased 2.6% for the fourth quarter and fiscal year ended December 30, 2006 compared to the same periods of fiscal 2005.

(b)            Operating income as a percent of sales increased in both the fourth quarter and the fiscal year of 2006 compared to the prior year primarily due to increased sales which did not require a corresponding increase in operating costs.  In addition, the Company recognized compensation expense related to stock appreciation rights (SARs) in the fourth quarter of 2006 of $829 compared to $1,635 in the fourth quarter of 2005.  During fiscal 2006, the increase in operating income as a percent of sales was partially offset by higher SARs expense of $3,671 compared to $946 in 2005.

(c)             Interest and dividend income increased in 2006 compared to 2005 primarily due to higher interest rates and higher average cash levels in 2006.

(d)            As a result of the purchase of 217,904 shares of Class A Common Stock during 2006, the weighted average shares outstanding were 3,241,805 in 2006 compared to 3,381,051 in 2005 which had the effect of increasing net income per common share for 2006 on a comparative basis.